CHINACAST EDUCATION CORPORATION
EXECUTIVE INCENTIVE Plan 2009

Subsequent to the Compensation Committee Meeting on May 8, 2009, the Committee has worked with the management to revise the executive remuneration package to include performance based cash bonus and stock based compensation.

The details of the Executive Incentive Plan 2009 are as follows:
For 2009, the compensation package for each executive shall have the following components:
a. Base salary
b. Cash bonus
c. Restricted stock vesting over 3 years

The Key Performance Targets ("KPT") for 2009 is set as follows:
(a) Revenue target for 2009 set at US$49 to 51 million as per 2009 market guidance
(b) Adjusted Net Profit target of US$14 to 16 million as per 2009 market guidance
(c) Return on Assets target for 2009 (Adjusted Net Profit / Total Assets) set at 4.8% to 5.2%

Base Salary
No revision of base salary has been proposed by the management for 2009.

Cash Bonus
Performance bonus benchmarks ("PBB") based on 40-50% of base salary shall be set by the CEO for each executive and allocated to the KPT as follows:
(a) Revenue target for 2009 set at US$49 to 51 million as per 2009 market guidance
- 40% of PBB

(b) Adjusted Net Profit target of US$14 to 16 million as per 2009 market guidance
- 40% of PBB

(c) Return on Assets target for 2009 (Adjusted Net Profit / Total Assets) set at 4.8% to 5.2%
- 20% of PBB

The cash bonus for achievement of KPT shall be based on the percentage achievement of the KPT. The low end of target range shall be set as the KPT and shall be paid 100% of the PBB, For illustration, if 110% of the KPT is achieved, the executives shall be entitled to 110% of the PBB. Conversely, if only 80% of the KPT is achieved, their cash bonus will be based on 80% of the PBB.

Stock Based Compensation

Stock Based Compensation Benchmark ("SBCB") based on restricted ChinaCast stock shall be allocated to each executive as follows:

Ron Chan	70,000
Antonio Sena	60,000
Michael Santos	60,000
Jim Ma	50,000
Li Wei	50,000
Jiang Xiang Yuen	60,000
Total restricted stock to be granted	*350,000

* This is within 1% of total 38.4 million shares outstanding at Oct 26, 2009

SBCB shall be awarded for meeting KPT and their allocation is as below:

(a) Revenue target for 2009 set at US$49 to 51 million as per 2009 market guidance
- 25% of SBCB

(b) Adjusted Net Profit target of US$14 to 16 million as per 2009 market guidance
- 25% of SBCB

(c) Return on Assets target for 2009 (Adjusted Net Profit / Total Assets) set at 4.8% to 5.2%
- 50% of SBCB

The SBCB for achievement of KPT shall be awarded based on the percentage achievement of the KPT. The low end of target range shall be set as the KPT and shall be paid 100% of the SBCB, For illustration, if 110% of the KPT is achieved, the executives shall be entitled to 110% of the SBCB. Conversely, if only 80% of the KPT is achieved, the total restricted stock to be awarded will be based on 80% of the SBCB.

Restricted stock awarded under the scheme shall vest evenly over 12 quarters (i.e. 3 years) commencing March 31, 2010.

The grant date of the restricted shares shall be the date the 2009 result is finalized and approved by the Board. The details of the plan shall be incorporated into the employment agreements for each executive.

Approved by:

Richard Xue
Chairman – Compensation Committee

Oct 28 2009
Date